Exhibit 99.1

FOR RELEASE AT 6:00 AM CENTRAL TIME (7:00 AM EASTERN TIME)

NOVAMED REPORTS FIRST QUARTER 2004 RESULTS

CHICAGO (May 5, 2004)—NovaMed, Inc. (Nasdaq: NOVA) today reported results for the first quarter ended March 31, 2004. Net income from continuing operations in the first quarter of 2004 increased 34% to $747,000, or $0.03 per diluted share, from $559,000, or $0.03 per diluted share, in the prior year first quarter. The first quarter results for 2004 and 2003 included pre-tax gains on the sale of minority interests of $190,000 and $115,000, respectively. Net income, including discontinued operations, was $1,341,000, or $0.06 per share, in the first quarter of 2004 compared to $563,000, or $0.03 per share, in the prior year first quarter. Late in the first quarter of 2004, NovaMed received approximately 365,000 of its shares as payment for an outstanding note receivable due from a former affiliated physician. The company reversed the valuation allowance previously established against the note resulting in net income from discontinued operations of $594,000.

For the first quarter ended March 31, 2004, total net revenue was $14,225,000 compared to $13,503,000 for the prior year first quarter. Net revenue from surgical facilities was $9,349,000, up 9% from $8,547,000 in the prior year first quarter. This revenue increase was primarily due to a 13% increase in total surgical procedures performed in the first quarter of 2004 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 8% over the prior year first quarter. Product sales and other revenue was $4,876,000 in the first quarter of 2004, down 2% over the prior year first quarter. Operating income in the first quarter of 2004 increased 29% to $1,799,000, or 13% of net revenue, from $1,396,000, or 10% of net revenue, in the same period last year.

“I am pleased with our operating results in the first quarter, particularly our same-facility revenue growth of 8%,” commented Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer. “In addition, our significant increase in operating income shows that we are improving the efficiency of our operations.”

“With our recent acquisition of a majority interest in two surgical facilities located in New Hampshire, we are also making progress in executing our external growth strategy. We expect these two acquisitions to be accretive to earnings immediately,” said Mr. Winjum. “I remain optimistic that with our current deal pipeline, cash balance and untapped credit facility we will be able to complete a number of additional acquisitions in 2004.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently owns a majority interest in 19 centers located in 11 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, May 5, 2004. Investors can listen to the call over the Internet by visiting www.companyboardroom.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through June 4, 2004.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations and require us to incur significant expenditures; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally and in response to a protracted economic downturn. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K filed on March 29, 2004. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber

Executive Vice President and Chief Financial Officer

(312) 664-4100

smacomber@novamed.com

NovaMed, Inc.

Condensed Consolidated Statement of Operations

(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended March 31,
	2004	2003
Net revenue:
Surgical facilities	$9,349	$8,547
Product sales and other	4,876	4,956

Total net revenue	14,225	13,503

Operating expenses:
Salaries, wages and benefits	5,078	5,240
Cost of sales and medical supplies	3,518	3,350
Selling, general and administrative	3,154	2,879
Depreciation and amortization	676	638

Total operating expenses	12,426	12,107

Operating income	1,799	1,396
Interest (income) expense, net	(4)	(5)
Minority interest	753	578
Gain on sale of minority interests	(190)	(115)
Other (income) expense, net	(6)	2

Income before income taxes	1,246	936
Income tax provision	499	377

Net income from continuing operations	747	559
Net income from discontinued operations	594	4

Net income	$1,341	$563

Earnings per common share—diluted:
Earnings from continuing operations	$0.03	$0.03
Earnings from discontinued operations	0.03	—

Net earnings per diluted share	$0.06	$0.03

Shares used in computing diluted earnings per share	23,249	22,085

Selected operating data:
ASCs operated at end of period	17	16
Procedures performed during the period	11,625	10,301
Cash flow provided by operating activities	$505	$41
Cash flow provided by (used in) investing activities	$595	$(181)
Cash flow provided by (used in) financing activities	$211	$(6)

	March 31, 2004	December 31, 2003
Balance Sheet Data:
Cash and cash equivalents	$13,033	$11,801
Accounts receivable, net	10,467	8,219
Working capital	18,828	16,892
Total assets	65,125	63,888
Long-term debt	65	74
Minority interest	6,416	5,841
Shareholders' equity	50,146	50,113

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